Exhibit 99.1

LifeCare Holdings, Inc.

News Release

For immediate release	Contact: Rosemary Plorin
March 3, 2011	615.297.7766

LifeCare Holdings, Inc., Names Douglas Chairman and CEO

Plano, TX – Phillip B. Douglas has been named chairman and chief executive officer of LifeCare Holdings, Inc., a 20-facility long term acute care hospital system based in Plano, Texas. Douglas’s promotion follows the announcement of the retirement of Wayne McAlister, who has served as the company’s chairman and CEO for three years.

A healthcare executive with more than 30 years experience, Douglas has served as president of LifeCare Holdings since April 2008. Prior to joining LifeCare, he held senior management positions with several healthcare and IT solutions companies, including UnitedHealth Group and Humana Inc. Douglas founded health information technology company Management and Technology Solutions, Inc., which was acquired by the TriZetto Group. He also co-founded HealthSpring, a physician practice management company that was acquired by the MetraHealth Companies, which was ultimately acquired by UnitedHealth Group; Douglas served as senior vice president of finance for the combined companies from 1995 to 1996. Douglas currently serves as president of the board of directors for the Acute Long Term Hospital Association.

LifeCare, based in Plano, Texas, operates 20 long-term acute care hospitals located in nine states. Long-term acute care hospitals specialize in the treatment of medically complex patients who typically require extended hospitalization. For more information on LifeCare, visit our website at www.lifecare-hospitals.com.

Note to editors: please contact Rosemary Plorin at rosemary@lovell.com for photos.

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